Exhibit 99.2
NEWS RELEASE GOODYEAR ANNOUNCES PRICING OF €400 MILLION EUROPEAN SENIOR NOTES

FOR IMMEDIATE

RELEASE

•   GLOBAL HEADQUARTERS:

200 INNOVATION WAY,

AKRON, OHIO 44316-0001

•   MEDIA WEBSITE: WWW.GOODYEARNEWSROOM.COM

•   MEDIA CONTACT:

ED MARKEY

330.796.8801

EMARKEY@GOODYEAR.COM

•   ANALYST CONTACT:

NICHOLAS MITCHELL

330.796.5512

NICHOLAS_MITCHELL@GOODYEAR.COM

AKRON, Ohio, Sept. 21, 2021 – The Goodyear Tire & Rubber Company (“Goodyear”) today announced that its European subsidiary, Goodyear Europe B.V. (“GEBV”), has priced its private offering to eligible purchasers of €400 million aggregate principal amount of senior notes due 2028 (the “notes”). The notes will be senior unsecured obligations of GEBV and will be guaranteed on a senior unsecured basis by Goodyear and certain of its wholly owned U.S. and Canadian subsidiaries that also guarantee Goodyear’s obligations under certain of its senior secured credit facilities and senior unsecured notes.

The notes will be offered to eligible purchasers at a price of 100% of their principal amount and will bear interest at a rate of 2.750% per annum.

Goodyear expects the offering to close on Sept. 28, 2021, subject to customary closing conditions.

GEBV intends to use the net proceeds from this offering to redeem in full its 3.75% Senior Notes due 2023 (the “2023 Notes”) following, and subject to, the completion of this offering at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date. The remaining net proceeds will be used for general corporate purposes, which may include repayment of outstanding borrowings under revolving credit facilities.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. GEBV plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A and to persons outside the United States pursuant to Regulation S, in each case under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release does not constitute a prospectus within the meaning of EU Regulation 2017/1129 (the “Prospectus Regulation”).

This announcement is not directed at any retail investors in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of the following persons: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by EU Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise make them available to a retail investor in the EEA or in the United Kingdom has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

This announcement is not directed at any retail investors in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of the following persons: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This announcement is directed solely at, (x) persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the “Order”), or (iii) are high net worth entities falling within Article 49(2) of the Order and (y) any other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This announcement is directed only at relevant persons and must not be acted on or relied upon by persons who are not relevant persons. Any investment or investment activity to which this announcement relates is available only to relevant persons and will be engaged in only with relevant persons.

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: the impact on us of the COVID-19 pandemic; our ability to achieve the expected benefits of the Cooper Tire & Rubber Company acquisition; delays or disruptions in our supply chain; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event at the company or its joint ventures; foreign currency translation and transaction risks; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.